IBT Bancorp, Inc.                          [LOGO]

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PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Charles G. Urtin,
President / CEO
Telephone:  724-863-3100
www.irwinbank.com
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                          IBT Bancorp, Inc. (AMEX: IRW)
        Announces Operating Results for the Fourth Quarter and Year Ended
                                December 31, 2005

Irwin, Pennsylvania, February 2, 2006: [AMEX: IRW] IBT Bancorp, Inc., (the "Company"), the holding company of Irwin Bank & Trust Company, today announced its results of operations for the three months and year ended December 31, 2005. The Company's net income for the three months ended December 31, 2005 increased $2,408,000 to income of $1,891,000 or $.64 per diluted share from a loss of $517,000, or $ (.17) per diluted earnings per share, for the comparable 2004 quarter. Net income for the year ended December 31, 2005 increased $2,494,000 to $8,579,000 or $2.88 per diluted share from $6,085,000, or $2.02 per diluted earnings per share, for the comparable 2004 period. Our results for the prior year were impacted by an after tax charge to earnings related to an other than temporary impairment in value of certain adjustable rate preferred stocks of $2,381,000 in the fourth quarter of 2004.

President and CEO, Charles G. Urtin, stated, "Interest rates remained the dominant story in 2005. The Federal Funds rate increased to 4.00% at the end of December 2005 from 2.00% at the end of 2004, an increase of 200 basis points. In contrast, longer-term rates, such as the constant maturity 10 year treasury bill stood at 4.39% at the end of December 2005, up from 4.24% at the end of December, 2004, an increase of only 15 basis points. The resulting flat yield curve has put negative pressure on net interest income causing us to increase rates paid on short-term deposits without a corresponding increase in the yield on long-term loans and investments. Our net interest margin has declined 6 basis points from December 2004 to December 2005. On a brighter note I am pleased to report an increase in earnings for 2005. In the prior year, we wrote down our adjustable rate preferred stocks because of an other than temporary decline in value. Had we not taken this write down diluted earnings per share for the year ended December 31, 2004 would have been $2.82 compared to $2.88 for the year ended December 31, 2005, an increase of 2%. We continue to focus on opportunities for growth, improving operational efficiency and enhancing product offerings, including electronic solutions. In June of 2005, we opened a loan center in Mt. Pleasant, PA. We consolidated three offices, which were within a radius of 1.2 miles from each other. Our internet banking website was redesigned. We introduced expanded business checking products to better meet the needs of our commercial customers. Additionally, in this time of computer hackers and

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               309 Main Street - Irwin, PA 15642 o (724) 863-3100
identity theft we have increased the security of our electronic data files by installing tougher fire walls and a continuous program of monitoring attempted break-ins. We remain committed to a consistent management approach focused on long-term performance and a commitment to enhancing shareholder value."

Total assets of the Company increased $9,294,000 to $685,151,000 at December 31, 2005 as compared to $675,857,000 at December 31, 2004. Total loans reached $442,225,000 at December 31, 2005 from $436,548,000 at December 31, 2004, an increase of $5,677,000 or 1 %. Investments  increased $4,785,000 to $195,993,000 at December 31, 2005 as compared to $191,208,000 at December 31, 2004, an increase of 2.5%. Total deposits reached $520,486,000 at December 31, 2005 as compared to total deposits of $526,216,000 at December 31, 2004. The decrease in deposits was primarily the result of the timing of direct deposits and redemptions of jumbo certificates of deposits. Outstanding advances from the Federal Home Loan Bank of Pittsburgh at December 31, 2005 were $68,651,000 compared to $70,265,000 at December 31, 2004.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Irwin Bank & Trust Company is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, six branch offices, two loan centers, four supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny and a trust office in Greensburg Pennsylvania. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on the American Stock Exchange under the symbol "IRW".

IBT Bancorp, Inc.
Selected Financial Data

(Dollars in Thousands, except per share data)

                                                   December 31,   December 31,
                                                       2005           2004

Total Assets                                         $685,151       $675,857
Securities available for sale                         195,993        191,208
Federal Home Loan Bank Stock, at cost                   5,470          5,683
Total loans, net                                      442,225        436,548
Total liabilities                                     624,070        616,014
Interest bearing deposits                             436,639        438,968
Non-interest bearing deposits                          83,847         87,248
FHLB Advances                                          68,651         70,265
Shareholder's equity                                   61,081         59,843


                                                      Three Months Ended               Year Ended
                                                                        December 31,
                                                     2005           2004            2005          2004

Interest Income                                 $     9,202    $     8,642     $    35,771    $    33,726
Interest Expense                                      3,759          3,108          13,682         11,808
Net Interest Income                                   5,443          5,534          22,089         21,918
Provision for loan losses                               300            310           1,200            600
Net interest income after provision
  for loan losses                                     5,143          5,224          20,889         21,318
Non Interest Income                                   1,594          1,161           6,635          2,690
Non Interest Expense                                  4,278          6,289          16,187         15,095
Income before income taxes                            2,459             96          11,337          8,913
Income tax expense                                      568            613           2,758          2,828

Net Income                                            1,891           (517)          8,579          6,085

Per share data:
Basic earnings per share                        $      0.64    $     (0.17)    $      2.90    $      2.05
Diluted earnings per share                      $      0.64    $     (0.17)    $      2.88    $      2.02
Dividends per share                             $       .46    $       .40     $      1.84    $      1.60

Selected Ratios (annualized)
Return on Average Assets                               1.11%          (.30%)          1.26%           .92%
Return on Average Equity                              12.30%         (3.41%)         14.08%         10.25%
Net Interest Spread                                    2.89%          3.05%           3.02%          3.10%
Net Interest Margin                                    3.37%          3.45%           3.45%          3.51%

Additional per share data:                       December 31,   December 31,
                                                     2005           2004

Shares outstanding                                2,955,455      2,955,455
Book value per share                             $    20.67     $    20.25